Exhibit 99.2
FIRST AMENDMENT TO REPLACEMENT CAPITAL COVENANT
          This First Amendment to Replacement Capital Covenant, dated as of August 25, 2006 (this “First Amendment”), is by Enterprise Products Operating L.P., a Delaware limited partnership (together with its successors and assigns, the “Partnership”), in favor of and for the benefit of each Covered Debtholder (as defined in the Replacement Capital Covenant).
RECITALS
          WHEREAS, on July 18, 2006, the Partnership entered into a Replacement Capital Covenant (the “Replacement Capital Covenant”) in connection with the issuance of $300,000,000 aggregate principal amount of its 8.375% Fixed/Floating Rate Junior Subordinated Notes due 2066 (the “Original LoTSSM”); and
          WHEREAS, on August 25, 2006, the Partnership issued $200,000,000 of additional LoTSSM (the “Additional LoTSSM” and collectively, the “LoTSSM”); and
          WHEREAS, the Partnership desires to amend the Replacement Capital Covenant to make it applicable to all LoTSSM.
          NOW, THEREFORE, the Partnership hereby agrees that the Replacement Capital Covenant shall be amended as follows:
ARTICLE 1
AMENDMENTS
          1.01 Amendment to Recital A. Recital A of the Replacement Capital Covenant is hereby amended and restated in its entirety to read as follows:
A. On the date hereof, the Partnership is issuing $300,000,000 aggregate principal amount of its 8.375% Fixed/Floating Rate Junior Subordinated Notes due 2066.
1.02 Amendments to Schedule I.
          (a) Schedule I of the Replacement Capital Covenant is hereby amended by amending and restating the definition of “Eighth Supplemental Indenture” in its entirety to read as follows:
“Eighth Supplemental Indenture” means the Eighth Supplemental Indenture, dated as of July 18, 2006, the Partnership, as issuer, Enterprise Parent, as parent guarantor and Wells Fargo Bank, National Association, as trustee, as the same may be amended, modified, supplemented, and amended and restated from time to time.

          (b) Schedule I of the Replacement Capital Covenant is hereby amended by amending by adding the following definition in the appropriate alphabetic sequence:
“LoTSSM” means the Partnership’s 8.375% Fixed/Floating Rate Junior Subordinated Debt Securities due 2066 issued in an aggregate principal amount of $300,000,000 on July 18, 2006, issued in an aggregate principal amount of $200,000,000 on August 25, 2006 and any additional such securities as may hereafter be issued.
ARTICLE 2
MISCELLANEOUS
     2.01 Applicable Law. This First Amendment is entered into under, and shall be governed for all purposes by, the laws of the State of New York.
     2.02 Counterparts. This First Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.
     2.03 Headings. The paragraph headings in this First Amendment have been inserted for purposes of convenience and shall not be used for interpretive purposes.
     2.04 Reaffirmation of Replacement Capital Covenant. Except as expressly amended hereby, the Replacement Capital Covenant shall remain in full force and effect.
[Signature Page Follows.]

          IN WITNESS WHEREOF, the Partnership has caused this First Amendment to be executed by its duly authorized officer as of the day and year first above written.

ENTERPRISE PRODUCTS OPERATING L.P.

	By:	Enterprise Products OLPGP, Inc.
	Its:	General Partner

By:	/s/ W. Randall Fowler

Name: W. Randall Fowler
Title: Senior Vice President and Treasurer